                                                                     Exhibit 8.1

                              TROUTMAN SANDERS LLP
                                ATTORNEYS AT LAW
                        A LIMITED LIABILITY PARTNERSHIP

                              BANK OF AMERICA PLAZA
                     600 PEACHTREE STREET, N.E. - SUITE 5200
                           ATLANTA, GEORGIA 30308-2216
                             www.troutmansanders.com
                             TELEPHONE: 404-885-3000
                             FACSIMILE: 404-885-3900

                                 April 29, 2004

Upson Bankshares, Inc.
108 South Church Street
Thomaston, Georgia 30286-4104

First Polk Bankshares, Inc.
967 North Main Street
Cedartown, Georgia 30125-2327

Ladies and Gentlemen:

         We have acted as counsel to Upson Bankshares, Inc. ("Upson") in connection with (i) the proposed merger (the "Merger") of First Polk Bankshares, Inc. ("First Polk") with and into Upson pursuant to the Agreement and Plan of Merger, dated as of November 24, 2003, by and between Upson and First Polk (the "Merger Agreement") and pursuant to which (1) shareholders of First Polk will receive cash, Upson common stock or a combination thereof in exchange for their First Polk Common Stock,(2) shareholders of Upson may redeem shares of Upson stock for cash, and (3) Upson will change its name to "SouthCrest Financial Group, Inc." ("SouthCrest"), and shares of the stock of Upson will be converted into shares of SouthCrest, and (ii) the preparation of the Registration Statement on Form S-4 to which this opinion letter is filed as an exhibit (the "Registration Statement"). All capitalized terms, unless otherwise specified, have the meaning ascribed to them in the Merger Agreement. References to Upson or its stock will include references to SouthCrest and its stock, as the context indicates.

         For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus included in the Registration Statement (the "Proxy Statement/Prospectus") and
(iii) such other documents, records and instruments as we have deemed necessary or appropriate in order to enable us to render our opinion. Our opinion is based and conditioned upon certain statements and representations that will be made by Upson, First Polk and others as appropriate in connection with the Merger, which we will neither investigate nor verify. We have assumed that all such statements and representations are and will remain true, correct and complete and that no actions that are or would be inconsistent with such statements and representations have been or will be taken. We have also assumed that all representations made "to the knowledge of" any person or entity will be true, correct and complete as if made without such qualification.

      TROUTMAN SANDERS LLP
        ATTORNEYS AT LAW
A LIMITED LIABILITY PARTNERSHIP

Upson Bankshares, Inc.
First Polk Bankshares, Inc.
April 29, 2004
Page 2

         In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof), (ii) the Merger will qualify as a merger under the applicable laws of the State of Georgia and (iii) the Merger Agreement and all of the documents and instruments referred to therein are valid and binding in accordance with their terms. Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions could adversely affect our opinion.

         Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the description of the material federal income tax consequences contained in the section of the Proxy Statement/Prospectus entitled "TERMS OF THE MERGER - Important Federal Income Tax Consequences," insofar as such statements constitute legal conclusions or summaries of legal matters, is accurate.

         Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local, foreign or otherwise, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the Effective Time of the Merger in federal income tax law or administrative practice that may affect our opinion.

         Our opinion represents our best legal judgment as to the likely outcome of the issues discussed if presented in a court of law. Our opinion is not binding on the Internal Revenue Service ("IRS") or a court and is in no way a guarantee. Thus, no assurance can be given that the IRS or a court would agree with our opinion.

         This opinion is for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "TERMS OF THE MERGER - Important Federal Income Tax Consequences" in the Registration Statement and the Proxy Statement/Prospectus which is a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                             Very truly yours,

                                             /s/ Troutman Sanders LLP